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                          CERTIFICATE OF DESIGNATION
                          --------------------------
                    OF SERIES D CONVERTIBLE PREFERRED STOCK
                    ---------------------------------------


      Merriman Curhan Ford Group, Inc. (the "COMPANY"), organized and existing under the provisions of the General Corporation Law of the State of Delaware, does hereby certify that the Board of Directors of the Company adopted the following resolution on August 25, 2009:

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the "BOARD OF DIRECTORS") by the provisions of the Certificate of Incorporation of the Company (the "CERTIFICATE OF INCORPORATION"), there hereby is created, out of the shares of Preferred Stock, par value $0.0001 per share, of the Company authorized in the Certificate of Incorporation (the "PREFERRED STOCK"), which series shall have the following powers, designations, preferences and relative, participating, optional or other rights and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

         1. Designation and Amount. The shares of such series shall be
            ----------------------
designated as "Series D Convertible Preferred Stock" (the "SERIES D PREFERRED STOCK") and the authorized number of shares constituting such series shall be Twenty Four Million (24,000,000). The par value of the Series D Preferred Stock shall be $0.0001 per share.

         2. Dividend Provisions.
            -------------------

               (a) "DISTRIBUTION" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on the common stock of the Company, par value $0.0001 per share ("Common Stock") payable in Common Stock), or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries at cost upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Company in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of a majority of the shares of Common Stock and Preferred Stock, each voting as a separate class.

               (b) The holders of shares of Series D Preferred Stock shall be entitled to receive dividends from the date of issuance at the rate of six percent (6%) per annum

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based on the number of shares of Series D Preferred Stock then held on the last day of each calendar month, beginning on August 30, 2009 payable in preference and priority to any declaration or payment of any dividend or distribution on Common Stock of the Company in such calendar year. No Distributions shall be made with respect to the Common Stock or any other class of preferred stock until all accrued dividends on the Series D Preferred Stock have been paid or set aside for payment to the Series D Preferred Stock holders. The Series D Preferred Stock dividend will be paid in cash in arrears each month. Such dividends shall accrue and accumulate until paid.

         3. Liquidation Rights.
            ------------------

               (a) Liquidation Preference. In the event of any Liquidation
                   ----------------------
Event (as defined below), either voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any Distribution of any of the assets of the Company to the holders of Common Stock or any other class of preferred stock by reason of their ownership of such stock, an amount per share for each share of Series D Preferred Stock held by them equal to the sum of (i) $0.43 (as adjusted as provided herein) and (ii) all accrued but unpaid dividends (if any) on such share of Series D Preferred Stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series D Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

               (b) Remaining Assets. After the payment to the holders of
                   ----------------
Series D Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the holders of Series D Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series D Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate.

               (c) Reorganization. For purposes of this Section 3, a
                   --------------
"LIQUIDATION EVENT" shall mean (i) the merger or consolidation of the Company with or into another entity in which the stockholders of the Company immediately prior to such merger or consolidation shall own less than fifty percent (50%) of the voting securities of the surviving entity; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) the consummation of any transaction or series of related transactions in which the stockholders of the Company immediately prior to such transaction(s) shall own less than fifty percent (50%) of the voting securities of the surviving or continuing entity (excluding a transaction under which the "Holders" (as such term is defined in the Investors Rights Agreement entered into in conjunction with the Purchase Agreement (defined below)) transfer to a third party securities held by them that account for more than fifty percent (50%)of the Company's voting securities); or

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(iv) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or (v) an Event of Acceleration occurs. For purposes of this Section 3, an "EVENT OF ACCELERATION" shall be deemed to occur if (A) the Company fails to pay when due any dividend payment to the holders of Series D Preferred Stock or other payment required under the terms of Series D Preferred Stock on the date due and any such payment shall not have been made within fifteen (15) business days of the Company's receipt of written notice from a holder of Series D Preferred Stock to the Company of such failure to pay; (B) the Company fails to perform any covenant under this Certificate of Designation, the Series D Stock Purchase Agreement under which shares of Series D Preferred Stock were issued (the "PURCHASE AGREEMENT") or the agreements set forth therein within sixty (60) days after Company's receipt of a holder of Series D Preferred Stock written notice to the Company of such failure; (C) any representation or warranty of the Company under the Purchase Agreement shall be inaccurate in any material respect when made except where such inaccuracy would not have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company and its Subsidiaries, taken as a whole (a "MATERIAL ADVERSE EFFECT").; (D) the Company (1) applies for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (2) is unable, or admits in writing its inability, to pay its debts generally as they mature; (3) makes a general assignment for the benefit of its or any of its creditors; (4) is dissolved or liquidated in full or in part; (5) becomes insolvent (as such term may be defined or interpreted under any applicable statute); (6) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vii) takes any action for the purpose of effecting any of the foregoing; or (E) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect are commenced and an order for relief entered or such proceeding is not be dismissed or discharged within thirty (30) days of commencement. Notwithstanding the foregoing, the holders of a majority of the then outstanding shares of Series D Preferred Stock may waive the treatment of any particular transaction or series of related transactions as a Liquidation Event.

               (d) Valuation of Non-Cash Consideration. If any assets of the
                   -----------------------------------
Company distributed to holders of Series D Preferred Stock in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors; provided, however, that
                                                    --------  -------
upon the request of a majority of the outstanding Series D Preferred Stock, the Company shall promptly engage competent independent appraisers to determine the value of the assets to be distributed such holders of Series D Preferred Stock. The Company shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series D Preferred Stock of the appraiser's valuation. Notwithstanding the foregoing, any publicly-traded securities to be

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distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

                     (i) If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

                     (ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution. In the event of a merger or other acquisition of the Company by another entity, the Distribution date shall be deemed to be the date such transaction closes. For the purposes of this subsection 3(d), "TRADING DAY" shall mean any day which the exchange or system on which the securities to be distributed are traded is open and "CLOSING PRICES" or "CLOSING BID PRICES" shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and
(ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

         4. Redemption. The Series D Preferred Stock is not redeemable.
            ----------

         5. Conversion. The holders of the Series D Preferred Stock shall have
            ----------
conversion rights as follows (the "CONVERSION RIGHTS"):

               (a) Right to Convert. Each share of Series D Preferred Stock
                   ----------------
shall be convertible, at the option of the holder thereof, provided that the aggregate Conversion Price of the Series D Preferred which such holder wishes to convert in any single transaction shall be not less than $100,000 (or such lesser amount representing all of the Series D Preferred Stock then owned by the holder) wishing to convert, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such Series D Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.43 by the Conversion Price (as hereafter defined and as adjusted in accordance with the provisions of this Certificate) per share in effect at the time of conversion (the "CONVERSION RATIO"). The initial conversion price shall be $0.43 for each share of Series D Preferred Stock (the "CONVERSION PRICE").

               (b) Automatic Conversion. At the Company's option, the Series D
                   --------------------
Preferred Stock will automatically convert into shares of Common Stock at the then

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applicable Conversion Ratio upon ten (10) days written notice if (i) the 30 day average closing sale price for the Common Stock of the Company is at or above $3.00 at the time such written notice of conversion is provided by the Company; and (ii) the average weekly trading volume for the four week period immediately preceding delivery of such written notice of conversation is 30,000 shares or more, provided, however, that the Company may not issue such a conversion until the earlier of such time as (A) a registration statement which includes all outstanding shares of Series D Preferred Stock has been declared effective by the Securities Exchange Commission; or (B) all outstanding shares of Series D Preferred Stock may be sold under Rule 144 promulgated under the Securities Act of 1933, as amended, or any equivalent successor rule, within a three month period.

               (c) Mechanics of Conversion. In order to receive a stock
                   -----------------------
certificate for Common Stock issuable upon conversion of Series D Preferred Stock pursuant to paragraph 5(a) or (b) above, the holder of such Series D Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Company at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

               (d) Adjustments to Conversion Price for Diluting Issues. The
                   ---------------------------------------------------
following definitions shall be used for purposes of this paragraph 5(d):

                     (i) "CONSIDERATION ACTUALLY RECEIVED" shall mean the amount of cash received, after deducting therefrom any commissions, discounts, finders' fees or placement fees paid by the Company in connection with an issue or sale of Additional Shares of Common (as hereafter defined).

                     (ii) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                     (iii) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                     (iv) "ADDITIONAL SHARES OF COMMON" shall mean all shares of Common Stock issued (or, pursuant to paragraph 5(d)(iv), deemed to be issued) by the

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Company after the filing and acceptance of this Certificate of Designation
(the "FILING DATE"), other than issuances or deemed issuances of:

                           (1) shares of Common Stock issued or issuable to
officers, directors and employees of, or consultants to, the Company pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors, including or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

                           (2) shares of Common Stock issued upon the exercise
or conversion of Options or Convertible Securities outstanding as of the Filing Date;

                           (3) shares of Common Stock issued or issuable as a
dividend or distribution on Series D Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 6(a) hereof;

                           (4) shares of Common Stock issued or issuable
pursuant to the acquisition of another entity by the Company by merger, purchase of stock, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors, including at least one of the Preferred Directors;

                           (5) shares of Common Stock issued or issuable to
banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction that is not effected primarily for capital raising purposes and that is approved by the Board of Directors, including at least one of the Preferred Directors;

                           (6) shares of Common Stock issued or issuable in
connection with sponsored collaboration, marketing or other similar strategic agreements or strategic partnerships approved by the Board of Directors, including at least one of the Preferred Directors; and

                           (7) shares of Common Stock issued or issuable to
suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including at least one of the Preferred Directors.

                           (8) shares of Common Stock issued or issuable in
connection with the conversion of the Series D Preferred purchased pursuant to the Purchase Agreement or any warrants issued pursuant to the Purchase Agreement or Investors Rights Agreement.

                     (v) No Adjustment of Conversion Price. No adjustment in
                         ---------------------------------
the Conversion Price of the Series D Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration actually received per share (as determined pursuant to paragraph 5(d)(vii)) for an Additional Share of Common issued or

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deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue, specified for such shares of Preferred Stock.

                     (vi) Deemed Issue of Additional Shares of Common. In the
                          -------------------------------------------
event the Company at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

                           (1) no further adjustment in the Conversion Price
specified for the Series D Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

                           (2) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 5(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as paragraph 6 hereof) the Conversion Price specified for such shares of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

                           (3) no readjustment pursuant to clause (2) above
shall have the effect of increasing the Conversion Price specified for such shares of Series D Preferred Stock to an amount above the Conversion Price for such shares that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

                           (4) upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price specified for such shares of Series D Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

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                                 (a) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                                 (b) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Section 5(d)(vii)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

                           (5) if such record date shall have been fixed and
such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price specified for such shares of Series D Preferred Stock which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter such Conversion Price shall be adjusted pursuant to this paragraph 5(d)(v) as of the actual date of their issuance.

                     (vii) Adjustment of Conversion Price Upon Issuance of
                           -----------------------------------------------
Additional Shares of Common. In the event the Company shall issue Additional
---------------------------
Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 5(d)(v)) without consideration or for consideration actually received per share less than the applicable Conversion Price specified for such shares of Series D Preferred Stock in effect on the date of and immediately prior to such issue, then, such Conversion Price shall be reduced, concurrently with such issue, to a price equal to the price at which such Additional Shares of Common are issued. Notwithstanding the foregoing, the Conversion Price specified for such shares of Series D Preferred Stock shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.

                     (viii) Determination of Consideration. For purposes of
                            ------------------------------
this subsection 5(d), the consideration received by the Company for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

                           (1) Cash and Property. Such consideration shall:
                               -----------------


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                                 (a) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Company before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with such issuance;

                                 (b) insofar as it consists of property other
than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                 (c) in the event Additional Shares of Common
are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

                           (2) Options and Convertible Securities. The
                               ----------------------------------
consideration per share received by the Company for Additional Shares of Common deemed to have been issued pursuant to paragraph 5(d)(v) shall be determined by dividing

                     (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                     (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         6. Adjustments of Series D Preferred Stock for Splits, Dividends and
            -----------------------------------------------------------------
Combinations: The number of the Series D Preferred Stock shall be subject to
------------
adjustment from time to time as follows:


               (a) Stock Splits or Dividends. In the event the Company should
                   -------------------------
at any time or from time to time after the execution date of this certificate fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record

                                      9

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date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Ratio of the Series D Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such series shall be adjusted in proportion to such adjustment of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

               (b) Combinations. If the number of shares of Common Stock
                   ------------
outstanding at any time after the execution date of this certificate is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Ratio for the Series D Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such series shall be adjusted in proportion to such decrease in outstanding shares.

               (c) No Impairment. The Company will not, by amendment of its
                   -------------
Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment.

               (d) No Fractional Shares and Certificate as to Adjustments. No
                   ------------------------------------------------------
fractional shares shall be issued upon the conversion of any share or shares of the Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share. Such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

               (e) Notices of Record Date. In the event of any taking by the
                   ----------------------
Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series D Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         7. Reservation of Stock Issuable Upon Conversion. The Company shall
            ---------------------------------------------
at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time

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be sufficient to effect the conversion of all outstanding shares of the Series
D Preferred Stock and to pay all accumulated dividends.

         8. Voting.
            ------

               (a) Restricted Class Voting. Except as otherwise expressly
                   -----------------------
provided herein or as required by law, the holders of Series D Preferred Stock and the holders of Common Stock shall vote together as a class and on an as-converted basis.

               (b) Preferred Stock. Each holder of Series D Preferred Stock
                   ---------------
shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

               (c) Election of Directors. So long as at least 2,500,000 shares
                   ---------------------
(as adjusted for stock splits, dividends, recapitalizations and the like) of Series D Preferred Stock remain outstanding, the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect four (4) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors (the "PREFERRED DIRECTORS"). The holders of Common Stock, voting as a separate class, shall be entitled to elect the remaining members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors (the "COMMON DIRECTORS").

               (d) Removal. Either Preferred Director may be removed from the
                   -------
Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Series D Preferred Stock. Any Common Director may be removed from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Common Stock.

               (e) Protective Provisions. So long as at least 2,500,000 shares
                   ---------------------
(as adjusted for stock splits, dividends, recapitalizations and the like) of Series D Preferred Stock remain outstanding, the Company shall not, with the affirmative vote of a majority in interest of the Series D Preferred Stock, voting as a separate class on an as converted basis:

                     (i) alter or change adversely the powers, preferences, or rights given to the Series D Preferred Stock,

                     (ii) authorize or create any class of stock having preferences superior to or on parity with the Series D Preferred Stock,

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                     (iii) amend its Certificate of Incorporation or bylaws in
any manner that adversely affects any rights of the Series D Preferred Stock,

                     (iv) increase the number of authorized shares of Series D Preferred Stock,

                     (v) effect a Liquidation Event,

                     (vi) cause the repurchase by the Company of any shares of its capital stock except redemption or repurchase of shares of common stock from employees or consultants upon termination of their employment or service pursuant to agreements providing for such repurchase,

                     (vii) declare or pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock).


               (f) Certain Matters. So long as at least 2,500,000 shares (as
                   ---------------
adjusted for stock splits, dividends, recapitalizations and the like) of Series D Preferred Stock remain outstanding, the Company shall not, with the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series D Preferred Stock, voting as a separate class on an as converted basis:

                     (i) authorize any new stock option, restricted stock or other equity compensation plan,

                     (ii) approve any replacement for Peter Coleman with the Company (or any replacement to Mr. Coleman as Chief Financial Officer of the Company or as Chief Executive Officer of the broker dealer subsidiary or any such replacement in these two positions prior to the third anniversary of the issue date of the Series D Preferred Stock), provided that the holders of Series D Preferred Stock may not unreasonably withhold approval of any such replacement, and further provided that if no replacement is approved within ninety (90) days of submission of a replacement to the outstanding Series D Preferred Stock for approval, if the Company's Board of Directors deems the failure to name a replacement is seriously detrimental to the Company or its business, the Board of Directors may select a replacement without submitting such selection to the holders of the Series D Preferred Stock for approval,

                     (iii) change the authorized size of the Company's Board, or

                     (iv) issue, incur, assume, or create any indebtedness for borrowed money (or permit any subsidiary of the Company to issue, incur, assume or create any such indebtedness) other than indebtedness with a maturity of one year or less and (A) incurred to finance underwriting activities, or (B) in an aggregate principal amount (together with indebtedness of a similar tenor) of less than $3,000,000.

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         9. Status of Converted Stock. In the event any shares of Series D
            -------------------------
Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled and shall not be issuable by the Company.

      This Certificate of Designation has been signed by the Chairman and Chief Executive Officer of the Company on this 25 day of August, 2009.


                                               /s/ D. Jonathan Merriman
                                               -------------------------------
                                               D. Jonathan Merriman,
                                               Chief Executive Officer



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